EXHIBIT 1

Broadcast

The SandRidge Scandal

CNBC

January 22, 2013

Video – Dinakar Singh, founder and CEO of hedge fund TPG-AXON Capital, talks about the prospects of forcing change at SandRidge Energy.

Source: http://video.cnbc.com/gallery/?video=3000142797&play=1

Any information or materials contained on the website that can be accessed via the above link is not part of the Shareholders for SandRidge website. For legal reasons, we are not permitted to hyperlink to sites with comments or other content that may regularly change.

Stock Picking With TPG-Axon's Dinakar Singh

Bloomberg TV

January 17, 2013

Video – TPG-Axon Capital CEO Dinakar Singh talks about where he's investing. He speaks on Bloomberg Television's "Market Makers." (Source: Bloomberg)

Source: http://www.bloomberg.com/video/stock-picking-with-tpg-axon-s-dinikar-singh-hGBMKlGfQSazqSi_LivfFA.html

Any information or materials contained on the website that can be accessed via the above link is not part of the Shareholders for SandRidge website. For legal reasons, we are not permitted to hyperlink to sites with comments or other content that may regularly change.

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Hedge fund not satisfied with SandRidge's explanation of CEO Ward's dealings

The Oklahoman

By: Jay F. Marks

January 28, 2013

A dissident SandRidge Energy Inc. shareholder isn't satisfied with the company's explanation of its dealings with entities associated with CEO Tom Ward.

Source: http://newsok.com/hedge-fund-not-satisfied-with-sandridges-explanation-of-ceo-wards-dealings/article/3749847?custom_click=pod_headline_national-finance-news

Any information or materials contained on the website that can be accessed via the above link is not part of the Shareholders for SandRidge website. For legal reasons, we are not permitted to hyperlink to sites with comments or other content that may regularly change.

No peace offering

Reuters BreakingViews

By: Christopher Swann

January 25, 2013

SandRidge boss Tom Ward no-surrender strategy against some of his biggest shareholders looks wrong-headed. They have been calling for the oil chief's head over his financial excesses and conflicts of interest. Rather than trying compromise, Ward resorted to new rules making it harder to remove him. And on Friday the board announced it found no problem with SandRidge buying assets from a company run by the chief's son. Offering governance concessions - as fellow bad boy Aubrey McClendon did at Chesapeake Energy - would be a surer way of surviving.

Source: http://www.breakingviews.com/no-retreat-strategy-may-backfire-on-sandridge-ceo/21065416.article

Any information or materials contained on the website that can be accessed via the above link is not part of the Shareholders for SandRidge website. For legal reasons, we are not permitted to hyperlink to sites with comments or other content that may regularly change.

SandRidge chief in payment allegations

Financial Times

By: Ed Crooks

January 24, 2013

SandRidge, the Oklahoma-based oil and gas producer, has paid $9.5m over five years to companies linked to Tom Ward, chief executive, and his family, according to one of its largest shareholders.

Source: http://www.ft.com/intl/cms/s/0/1f3150da-65ae-11e2-a3db-00144feab49a.html?ftcamp=published_links%2Frss%2Fcompanies_energy%2Ffeed%2F%2Fproduct#axzz2Iqi1UvgX

Any information or materials contained on the website that can be accessed via the above link is not part of the Shareholders for SandRidge website. For legal reasons, we are not permitted to hyperlink to sites with comments or other content that may regularly change.

SandRidge shareholder presents allegations against CEO Tom Ward

The Oklahoman

By: Jay F. Marks

January 23, 2013

Activist SandRidge Energy Inc. shareholder TPG-Axon Capital on Wednesday revealed some details behind its accusations of self-dealing against CEO Tom Ward.

Source: http://newsok.com/sandridge-shareholder-presents-allegations-against-ceo-ward/article/3748420

Any information or materials contained on the website that can be accessed via the above link is not part of the Shareholders for SandRidge website. For legal reasons, we are not permitted to hyperlink to sites with comments or other content that may regularly change.

SandRidge investor asks board to investigate CEO Ward

Reuters

By: Michael Erman

January 17, 2013

A top SandRidge Energy Inc (SD) investor called on the company's board to investigate allegations that Chief Executive Tom Ward and a company run by his son engaged in "persistent front running of the company."

Source: http://finance.yahoo.com/news/sandridge-investor-asks-board-investigate-154349031.html

Any information or materials contained on the website that can be accessed via the above link is not part of the Shareholders for SandRidge website. For legal reasons, we are not permitted to hyperlink to sites with comments or other content that may regularly change.